                              EXHIBIT 12.1

                   RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratio of earnings to fixed charges (Dollars in thousands):

                                                     Years ended December 31,                            Quarters ended March 31,
                                  ------------------------------------------------------------------     ------------------------
                                    1991(a)       1992(a)       1993(a)        1994(a)        1995          1995           1996
                                  -------------------------------------------------------------------    ------------------------
Earnings before fixed charges
  Income (loss) before gain on
    sale of properties and
    extraordinary items........    ($1,207)      ($1,620)       ($1,062)       $ 2,158        $ 1,739       $  544        $  293
  Interest expense.............      4,140         5,355          5,943          7,541         13,057        2,799         4,049
  Loan Cost amortization.......         40            43             85            623          1,009          203           277
  Minority interest in losses
    of combined partnerships...       (678)         (646)          (492)            --             --           --            --
                                    ------        ------         ------         ------         ------       ------        ------
  Earnings before fixed
    charges....................     $2,295        $3,132         $4,474        $10,322        $15,805       $3,546        $4,619
                                    ======        ======         ======        =======        =======       ======        ======

Fixed charges
  Interest expense.............     $4,140        $5,355         $5,943        $ 7,541        $13,057       $2,799        $4,049
  Loan cost amortization.......         40            43             85            623          1,009          203           277
                                    ------        ------         ------        -------        -------       ------        ------
  Fixed charges................     $4,180        $5,398         $6,028        $ 8,164        $14,066       $3,002        $4,326
                                    ======        ======         ======        =======        =======       ======        ======

Ratio of earnings to fixed
  charges......................       0.55          0.58           0.74           1.26           1.12         1.18          1.07
                                    ======        ======         ======         ======         ======       ======        ======
Deficiency in earnings
  available to cover
  fixed charges................     $1,885        $2,266         $1,554
                                    ======        ======         ======


(a) Includes the operations of the Company from February 18 through December 31, 1994 and the Predecessor Multifamily and Industrial Operations prior to February 18, 1994.